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EXHIBIT 10.26

CUTTER & BUCK

701 North 34th Street, Suite 400
Seattle, WA 98103
1-800-929-9299

September 25, 2002

[                        ]
Cutter & Buck, Inc.
Seattle, WA 98103

Dear [            ],

        Because the Company is experiencing a turbulent situation, the Board of Directors recently authorized a special Retention Incentive Program for a few employees who are key to the Company's future success.

        You are certainly among those key people, and I am pleased to tell you that you have been granted the following:

Retention Incentive

        If you are employed by the Company on March 20, 2004, the Company will grant you a bonus of $                        . This payment will be paid as soon after March 20, 2004 as practicable; or if the Company consummates a merger, consolidation, sale of all or substantially all of the Company's assets or liquidation, before then, 50% will be due upon consummation of the transaction, and 50% six months thereafter.

        The purpose of this retention incentive payment is to entice you to stay with Cutter & Buck in spite of the turbulence, and to help it get to a new level of professionalism and profitability.

Severance Payment

        Alternatively, if the Company terminates your employment between now and March 20, 2004 for any reason other than for cause, you will be paid a severance benefit in an amount of $            , contingent upon your execution at that time of a Severance Agreement in substantially the form of Exhibit A. As you can see, that Agreement generally provides that you will release the Company from any and all claims arising from your employment or its termination through the date of the Agreement, and will agree not to solicit other employees, not to disparage the Company, to keep Company information confidential, and that the severance payment is in lieu of any other severance arrangement obligation. The severance benefit will be paid in a single lump sum after the effective date of your release. You will not receive this benefit if you resign or if you are terminated for "cause" as defined in the attached Exhibit B.

        The purpose of this severance arrangement is to enable you to concentrate on your work with us, rather than worrying about your job security.

Stock Option

        You were granted an option to purchase                        shares of Company Common Stock as of September 20, 2002 at $3.31 per share, the closing price per share of Company Common Stock on that date as reported by Nasdaq. These options will fully vest on the earlier of (i) March 20, 2004, or (ii) upon the consummation of a merger, consolidation, sale of all or substantially all of the Company's assets, or liquidation by the Company.

        The purpose of this grant is to enable you to share in the results of the difficult work the Company is doing to recover and to position itself for the future. Or, if the Company consummates a merger, consolidation, sale of substantially all assets or liquidation, to give you an incentive to align your interests directly with those of our shareholders.

        You will receive the paperwork on the stock options shortly. Other terms of the Retention Incentive Program are set forth in the attached Exhibit C.

        I hope this award enables you to do your best work during this period, without worrying about the future. We need you and want you to be at your best; that's why you were chosen for this Program.

        Because only a few people are eligible to participate in this Program, it is very important that you do not discuss it. If you have questions or want discussion, please talk with your member of the leadership team, or with Joni or Fran.

Change in Control Agreement

        In addition to the Retention Incentive Program, our Board of Directors has amended your Change in Control Agreements and Confidentiality and Non-Competition Agreements, generally, (i) to decrease the effective control thresholds that would trigger a change in control from 50% to 25%, (ii) to add the occurrence of certain other events (i.e. sale of substantially all of the Company's assets and change in a majority of the Company's Board of Directors) that would trigger a change in control, (iii) to increase the protection period following a change in control from one year to eighteen months, and (iv) to increase your severance payment from 100% of annual base salary to 150% of annual base salary (and correspondingly, to extend the obligations set forth in your Confidentiality and Noncompetition Agreement). In addition to these changes, we have also amended the definition of "Disability" and "Cause" to conform with applicable law. Attached as Exhibit D is a copy of your amended Change in Control Agreement (including your amended Confidentiality and Non-Competition Agreement) marked with all the revisions. Please let Joni or Fran know if you have any questions or concerns.

        In any undertaking, success depends on the vision, the will, the efforts, and the integrity of key people. You and your work really matter, and I thank you and appreciate your contribution.

CUTTER & BUCK INC.

Frances M. Conley
Chief Executive Officer

EXHIBIT A

SEVERANCE AGREEMENT (INCLUDING RELEASE)

        The employment of [Employee name] ("[    ]") with Cutter & Buck Inc. ("Cutter & Buck") has ended. This Severance Agreement ("Agreement") acknowledges [    ]'s election to accept a separation payment from Cutter & Buck in an amount equal to [$            ], less all lawful deductions. In consideration of the separation payment, [    ] and Cutter & Buck desire to settle and resolve all possible disputes between them arising out of [    's] employment and to memorialize their agreement regarding certain post-termination obligations assumed by [            ]. It is, therefore, agreed as follows:

        1.    Confidentiality of Agreement; Agreement Not Admission.    [            ] agrees to keep this Agreement confidential and not to disclose any information contained in this Agreement, including the existence or substance of the separation payment, except to [    ]'s personal attorney and tax or financial advisor. [    ] agrees to inform each individual to whom disclosure is made under this paragraph of the confidentiality provisions in this Agreement. This Agreement is not an admission by Cutter & Buck that it (or any of its employees) has violated any law or failed to fulfill any duty to [            ].

        2.    Termination of Employment.    Cutter & Buck and [            ] agree that all aspects of [            ]'s employment ceased effective [Date ]. [            ] represents that he has not knowingly participated in any wrongdoing, misrepresentation, or breach of any duty to Cutter & Buck or to any shareholder, investor, customer, vendor, employee or governmental regulator.

        3.    Separation Payment.    In consideration of [            ]'s release and performance as set forth below, Cutter & Buck agrees to pay [            ] separation pay equal to [            ], subject to all lawful deductions. [            ] acknowledges that s/he received all wages, benefits or other compensation due to him/her from Cutter & Buck and that this separation payment is in excess of any wages, benefits or other compensation due to him/her from Cutter & Buck.

        4.    Release.    [            ] accepts Cutter & Buck's undertakings in this Agreement as full settlement of any and all claims, known or unknown, arising out of or related to [            ]'s employment with Cutter & Buck, including but not limited to any claims of lost wages, lost benefits, discrimination, retaliation, or wrongful discharge. These claims are examples, not a complete list, of the released claims, as it is the parties' intent that [            ] release any and all claims, of whatever kind or nature, in exchange for the severance arrangements set forth in Paragraph 3 above. [            ] realizes this constitutes a full and final settlement of any and all such claims, and except for obligations arising under this Agreement, [            ] hereby also releases Cutter & Buck and its subsidiaries and affiliates (together with their respective officers, directors, employees, attorneys, accountants, agents, successors, assigns, and anyone else against whom [            ] could assert a claim based on his/her employment with Cutter & Buck from and against any liability to [            ] (or to anyone else [            ] has power to bind in this settlement) arising out of or in connection with the foregoing claims or matters.

        5.    ADEA Release.    [            ] acknowledges that s/he is knowingly and voluntarily waiving and releasing any rights that he may have under the Age Discrimination in Employment Act ("ADEA"). [            ] also acknowledges that the consideration given for this Agreement is in addition to anything of value to which [            ] was already entitled. [            ] further acknowledges that s/he has been advised by this writing, as required by the ADEA, that (a) this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) [            ] should consult with an attorney prior to executing this Agreement; (c) [            ] has [            ] (    ) days to consider this Agreement (although [            ] may choose to voluntarily execute this Agreement earlier and to waive such period of consideration); (d) [            ] has seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed

by [            ] ("Effective Date"). Nothing in this Agreement prevents or precludes [            ] from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

        6.    Return of Company Property.    [            ] represents that on or before his/her last day of work, s/he has returned to Cutter & Buck all property and equipment furnished to or prepared by [            ] in the course of or incident to his/her employment by Cutter & Buck, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents or materials, or copies thereof (including computer files), the master key, company credit card, computer equipment, agreements, and all other proprietary information belonging, or relating to the business of Cutter & Buck or any affiliate. [            ]'s obligation under this Agreement precludes him/her from keeping any copies of Cutter & Buck's property or documents without Cutter & Buck's express written permission for each such item of which s/he wishes to retain a copy.

        7.    Other Performances Required of [            ].    [            ] warrants and represents that s/he has not previously and will not in the future disclose or use confidential information related to Cutter & Buck's customers, personnel, designs, pricing, marketing plans, budgets, strategies, financial or other proprietary information that is not otherwise available to the general public, including but not limited to information covered under the Uniform Trade Secrets Act, RCW 19.108 et seq., and that s/he will at all times continue to keep all such information confidential. [            ] agrees to make himself reasonably available for, and cooperate with, Cutter & Buck in connection with transitioning his/her prior job duties and providing information in connection with his prior job duties. [            ] further agrees that he will not disparage Cutter & Buck, its officers, board members, directors, employees, customers or agents in any way now or in the future. [            ] further agrees that for a period of twelve (12) months following the Effective Date of this Agreement, he will not, directly or indirectly, for himself or any other person or entity: (i) induce or attempt to induce any employee, consultant, independent sales representative or independent contractor of Cutter & Buck to leave the employ of or terminate his, her or its contract with Cutter & Buck; (ii) in any way interfere with the relationship between Cutter & Buck and any employee, consultant, independent sales representative or independent contractor of Cutter & Buck; (iii) call on, reveal the name of, or otherwise solicit, accept business from or attempt to entice away from Cutter & Buck any actual or identified potential customer of Cutter & Buck, nor will s/he assist others in doing any prohibited act identified above.

        8.    Agreement to Repay.    These obligations of confidentiality, transition cooperation, nondisparagement, and nonsolicitation are material parts of the consideration and inducement to Cutter & Buck to provide the Separation Payment set forth herein. [            ] understands and acknowledges that the provisions in this Paragraph 8 are necessary and reasonable to protect Cutter & Buck in the conduct of its business and that compliance with this Paragraph will not prevent him/her from pursuing his/her livelihood. However, should any court find that any provision of this Paragraph is unreasonable, invalid or unenforceable, whether in period of time or otherwise, then in that event the parties hereby agree that this Paragraph shall be interpreted and enforced to the maximum extent which the court deems reasonable. If [    ] breaches any provision of this Agreement or if any of [    ]'s representations in the Agreement is false, [            ] further understands and agrees to repay the Separation Payment and to pay Cutter & Buck's reasonable attorney fees, costs and damages that result from [    ]'s breach.

        9.    General.    This Agreement (i) contains the entire understanding of the parties with respect to the subject matter covered; (ii) supersedes all prior or contemporaneous understandings; (iii) may only be amended in a written instrument signed by both parties; (iv) is binding on and inures to the benefit of the heirs, successors and assigns of each party; and (v) shall be governed by the laws of the State of Washington, except to the extent superseded by federal law, including the Employee Retirement

Income Security Act of 1974. Each party warrants that he, she or it is the true party in interest, and fully authorized to execute this Agreement.

        10.    Knowing and Voluntary Waiver.    [            ] acknowledges that s/he has been advised to consult with an attorney, and has had the opportunity to do so, before signing this Agreement, which [            ] has been given a reasonable period of time to consider.

        11.    Payment of Separation Payment.    The separation payment promised in paragraph 3 will be paid to [            ] in a single check on the eighth day after [            ]'s execution of this Agreement.

        PLEASE READ CAREFULLY. THIS IS A VOLUNTARY AGREEMENT THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	[	]

Date:	Cutter & Buck Inc.

By:

Frances M. Conley Title: Chief Executive Officer

EXHIBIT B

DEFINITION OF "CAUSE"

        Each of the following shall constitute "Cause" for termination, resulting in ineligibility for any severance benefit:

          (1)  any violation by a participant in the program of any material obligation under the Severance Agreement;

          (2)  conviction for commitment of a felony, or any crime involving dishonesty or moral turpitude;

          (3)  any violation of law which has a material adverse effect on the Company;

          (4)  habitual abuse of alcohol or a controlled substance under circumstances that adversely affect the participant's performance of his or her duties in any way;

          (5)  theft or embezzlement from the Company;

          (6)  repeated unexcused absence from work;

          (7)  Disability of participant, which shall mean any physical, mental or other health condition which renders the participant unable to perform the essential functions of his or her position with or without reasonable accommodation;

          (8)  Death of participant; and

          (9)  repeated failure or refusal by participant to carry out the reasonable directives, orders or resolutions of the Company's Board of Directors or any supervisor, manager, director, or officer to whom he or she reports.

EXHIBIT C

GENERAL TERMS OF RETENTION INCENTIVE PROGRAM

        1.    The Compensation Committee of the Board of Directors of the Company (the "Committee") shall administer the Retention Incentive Program and adopt rules and regulations to implement the Retention Incentive Program. Decisions of the Committee shall be final and binding on all parties who have an interest in the Retention Incentive Program. The Committee may at any time amend the Retention Incentive Program, provided that such action shall not adversely affect the participants in the Retention Incentive Program.

        2.    No eligible employee shall earn any portion of a cash payment under the Retention Incentive Program unless and until the specific date set forth in this Program. If an eligible employee ceases to be employed by either the Company or one or more of its subsidiaries for any reason on or before the date when the cash payment is due, then he or she shall not earn or receive any cash payment under the Retention Incentive Program.

        3.    No cash payment under the Retention Incentive Program shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the cash payment under the Retention Incentive Program shall at all times be an unfunded and unsecured obligation of the Company. Retention Incentive Program participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their cash payments.

        4.    No Retention Incentive Program participant shall have the right to alienate, pledge or encumber his or her interest in the Retention Incentive Program, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee's creditors or to attachment, execution or other process of law.

        5.    No action of the Company in establishing the Retention Incentive Program, no action taken under the Retention Incentive Program by the Committee and no provision of the Retention Incentive Program itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee will be employed "at will," which means that either such employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

        6.    This Retention Incentive Program document is the full and complete agreement between the eligible employees and the Company on the terms described herein.

EXHIBIT D

CHANGE IN CONTROL AGREEMENT
FOR

(As amended September 18, 2002)

        This Agreement is entered into this 9th day of September, 2002, by and between Cutter & Buck Inc. (the "Company") and                        ("Executive"). Executive is an at-will employee of the Company. The parties wish to provide Executive with severance benefits if Executive's employment is terminated in connection with a change in control of the Company. The Company is willing to provide such benefits if Executive enters into the Company's form of Confidentiality and Non-Competition Agreement for executive officers.

        NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereby agree as follows:

        1.    CHANGE IN CONTROL.

          (a)  If, within the period commencing 90 days prior to the date of occurrence (the "Event Date") of a Control Event and ending on the date eighteen (18) months after the Event Date (the "Window"), the Company terminates Executive's employment (other than for Cause) or Executive resigns for Good Reason, the Company shall pay to Executive the Severance Payment in immediately available funds. If the termination occurs prior to the Control Event, the Severance Payment is due on the twentieth business day following the Event Date; if the termination occurs on or subsequent to the Event Date, the Severance Payment is due on the twentieth business day following the date of termination (the "Termination Date").

          (b)  The Severance Payment shall be equal to [150%] of Executive's annual base salary as of the Termination Date. If the Termination Date occurs during the Window but prior to the Control Event, the Severance Payment shall be reduced by the sum of any severance payments previously received by Executive from the Company (but not below zero).

          (c)  Each of the following shall constitute a "Control Event":

            (1)  the acquisition of Common Stock of the Company (the "Common Stock") by any "Person" (as such term is defined in the Rights Agreement dated as of November 20, 1998 between the Company and Mellon Investor Services LLC (the "Rights Plan"), together with all Affiliates and Associates (as such terms are defined in the Rights Plan) of such Person, such that such Person becomes, after the date of this Agreement, the Beneficial Owner (as defined in the Rights Plan) of twenty-five percent (25%) or more of the shares of Common Stock then outstanding, but shall not include any such acquisition by (i) the Company, (ii) any subsidiary of the Company, (iii) any employee or director of the Company as of the date hereof, or (iv) any employee benefit plan of the Company or of any subsidiary of the Company or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; or

            (2)  the consummation of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of twenty-five percent (25%) or more of the outstanding shares of Common Stock into securities of any Person, or cash, or property, or a combination of any of the foregoing; or

            (3)  the consummation of any sale or other disposition of all or substantially all of the assets of the Company; or

            (4)  individuals who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

          (d)  Each of the following shall constitute "Good Reason", provided that it occurs during the Window:

            (1)  the material diminution of Executive's position, duties, responsibilities or status with the Company or its successor, as compared with the position, duties, responsibilities or status of Executive with the Company immediately prior to the Event Date, except in connection with the termination of Executive for Cause;

            (2)  the Company's assignment of Executive on a substantially full-time basis to work at a location where the distance between the new location and Executive's principal residence is at least 20 miles greater than the distance between the former location and such residence; provided, however, that this paragraph shall not apply to travel in the furtherance of the Company's business to an extent substantially consistent with Executive's business travel obligations as of the date hereof;

            (3)  the Company's failure to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company;

            (4)  any reduction in Executive's base salary, or a material reduction in benefits payable to Executive or failure of the Company to pay Executive any earned salary, bonus or benefits except with the prior written consent of Executive;

            (5)  the exclusion or limitation of Executive from participating in some form of variable compensation plan which provides the Executive the opportunity to achieve a level of total compensation (base salary plus variable compensation) consistent with what the Executive had the opportunity to earn at the Event Date; or

            (6)  any demand by any director or officer of the Company that Executive take any action or refrain from taking any action where such action or inaction, as the case may be, would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment, or breach any agreement or fiduciary duty.

          (e)  Each of the following shall constitute "Cause":

            (1)  any violation by Executive of any material obligation under this Agreement or the attached Confidentiality and Non-Disclosure Agreement;

            (2)  conviction for commitment of a felony;

            (3)  any violation of law which has a material adverse effect on the Company;

            (4)  habitual abuse of alcohol or a controlled substance under circumstances that adversely affect the Executive's performance of his or her duties in any way;

            (5)  theft or embezzlement from the Company;

            (6)  repeated unexcused absence from work;

            (7)  Disability of Executive (as defined below); and

            (8)  repeated failure or refusal by Executive to carry out the reasonable directives, orders or resolutions of the Company's Board of Directors or any officer to whom he or she reports.

          (f)    "Disability" shall mean any physical, mental or other health condition which renders the Executive unable to perform the essential functions of his or her position with or without reasonable accommodation. Any disagreement as to whether Executive is disabled shall be resolved by a physician selected by the Company after an examination of Executive. Executive hereby consents to such physical examination and to the examination of all medical records of Executive necessary, in the judgment of the examining physician, to make the determination of disability.

          (g)  Notwithstanding any other provision of this Agreement to the contrary, in the event that any severance or other payment, benefit or right payable or accruing to Executive hereunder or under any of the Company's benefit plans (the "Benefit Plans") would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), then the total amount of severance and other payments or benefits payable to Executive hereunder and under the Benefit Plans which is deemed to constitute a "parachute payment" shall not exceed and shall, if necessary, be reduced to an amount (the "Revised Severance Payment") equal to 2.99 times Executive's "base amount" as defined in Code Section 280G(b)(3). In the event of a disagreement between the Company and Executive as to whether the provisions of Code Section 280G are applicable or the amount of the Revised Severance Payment, such determination shall be made by the Company's independent public accountants or, if such firm is unable or unwilling to render such a determination, then by a law firm mutually acceptable to Executive and the Company. All costs relating to such determination shall be borne by the Company. The Company and the Executive shall cooperate in good faith to make the determination required by this Section 1(g) by mutual agreement not later than the later of: (i) the fifth day preceding the date that the Severance Payment is or would be due or (ii) the earlier of (x) the tenth day following the expiration of any period of accelerated vesting of options to purchase the Company's Common Stock provided by Section 5(n) of the Benefit Plan or (y) the tenth day following the date of exercise by Executive of his or her last remaining option which was exercisable solely due to the application of Section 5(n) of the Benefit Plan. Pending the final calculation of the Severance Payment or Revised Severance Payment, the Company shall pay the amounts described under subsection (b) above at the time and in the manner provided herein; provided that, pending such determination, such payments shall be reduced by such amounts as the Company estimates in good faith to be necessary to satisfy its tax (including excise tax) withholding obligations and effect the reduction in the amount of the Severance Payment, as contemplated by this subsection 1(g). The aggregate amount of any compensation actually paid or provided to Executive under the terms of this Agreement and in excess of the Revised Severance Payment shall be deemed, to the extent of such excess, a loan to Executive payable upon demand and bearing interest at the rate of 8% per annum.

        2.    CONFIDENTIALLY AND NON-COMPETITION AGREEMENT.    In consideration of the obligations undertaken by the Company pursuant to this Agreement, contemporaneously with the execution of this Agreement, Executive and the Company shall enter into the form of Confidentiality and Non-Competition Agreement attached hereto as EXHIBIT A and each agreement shall be effective only if both agreements have been executed.

        3.    TERM OF AGREEMENT.    The Company's obligations under Section 1 of this Agreement shall expire with respect to Control Events occurring on or after the second anniversary of the date of this Agreement ("Initial Expiration Date"), provided however, that such obligations shall automatically extend for one (1) year on each anniversary of the Initial Expiration Date unless terminated by the Company effective as of the last day of the then current one (1) year extension by written notice to that effect delivered to the Executive not fewer than ninety (90) days prior to such anniversary of the Expiration Date.

        4.    AT WILL EMPLOYMENT.    Unless and to the extent otherwise agreed by the Company and Executive in a separate written employment agreement, Executive's employment shall be "at will", with either party permitted to terminate the employment at any time, with or without cause. No term of any employment agreement between the Company and Executive shall be construed to conflict with, lessen or expand the obligations of the parties under this Agreement.

        5.    NOTICES.    All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify by written notice and shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or (iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

To the Company:	701 N. 34th Street, Suite 400 Seattle, Washington 98103 Attention: Chief Executive Officer
To Executive:

        6.    WITHHOLDING.    Except as described in subsection 1(g) of this Agreement, all payments due to and all benefits to be provided to Executive hereunder shall be subject to reduction for any applicable withholding taxes, including excise taxes.

        7.    ASSIGNMENT.    Executive's rights and duties hereunder are personal to Executive and are not assignable to others, but Executive's obligations hereunder will bind his heirs, successors, and assigns. The Company may assign its rights under this Agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company's assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company's obligations hereunder.

        8.    NO DUTY TO MITIGATE.    Executive shall not be required to mitigate the amount of any payment made or benefit provided hereunder. The Company may offset any payment due hereunder by the amount of damages to the Company resulting from any breach of this Agreement by Executive.

        9.    GENERAL.    This Agreement constitutes the exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. This Agreement will be governed by the local laws of the State of Washington without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in King County, Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

CUTTER & BUCK INC.		EXECUTIVE:
By:		Signature
	Frances M. Conley	Printed Name:
Its:	Chief Executive Officer

EXHIBIT A

TO CHANGE IN CONTROL AGREEMENT

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
FOR

        This Agreement is entered into this        day of                        , 2002, by and between Cutter & Buck Inc. (the "Company") and                        ("Executive"). Executive is an at-will employee of the Company. In consideration of entering into an agreement to provide Executive with severance benefits if Executive's employment is terminated in connection with a change in control in the Company, Executive promises, on the terms set forth herein, at all times to protect the Company's proprietary information and to not compete with the Company following termination of Executive's employment in connection with a change in control.

        NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereby agree as follows:

        1.    Non-competition and Non-solicitation.

          (a)  Executive agrees that during the term of Executive's employment with the Company and, subject to receipt of the Severance Payment (as defined below) by the Executive, until eighteen (18) months following the Termination Date (as defined below), Executive will not in any capacity directly or indirectly engage in, assist others to engage in or own a material interest in any business or activity that is, or is preparing to be, in competition with the Company with respect to any product or service sold or service provided by the Company up to the time of termination of employment in any geographical area in which at the time of termination of employment such product or service is sold or is actively engaged in. For the purposes of this Agreement, the terms "Severance Payment" and "Termination Date" shall have the meanings assigned to them in the Change in Control Agreement (as defined in Section 6 below).

          (b)  Executive further agrees that during the period stated above, he/she will not directly or indirectly call on, reveal the name of, or otherwise solicit, accept business from or attempt to entice away from the Company any actual or identified potential customer of the Company, nor will he/she assist others in doing so. Executive further agrees that he/she will not, during the period stated above, encourage or solicit any other employee or consultant of the Company to leave such employment for any reason, nor will he/she assist others to do so.

          (c)  Executive acknowledges that the covenants in this Section 1 are necessary and reasonable to protect the Company in the conduct of its business and that compliance with such covenants will not prevent him/her from pursuing his/her livelihood. However, should any court find that any provision of such covenants is unreasonable, invalid or unenforceable, whether in period of time, geographical area, or otherwise, then in that event the parties hereby agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable.

        2.    Trade Secrets and Confidential Information.

          (a)  Executive acknowledges that the Company's business and future success depend upon the preservation of the trade secrets and other confidential information of the Company and its suppliers and customers (the "Secrets"). The Secrets may include, without limitation, existing and to-be-developed or acquired product designs, new product plans or ideas, market surveys, the identities of past, present or potential customers, business and financial information, pricing methods or data, terms of contracts with present or past customers, proposals or bids, marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, and parts and supplier lists proprietary to the Company or its customers or suppliers, and any other sorts of items or information of the Company or its customers or suppliers which are not generally known to the public at large. Executive agrees to protect and to preserve as confidential during and after the term of his employment all of the Secrets at any time known to Executive or in his/her possession or control (whether wholly or partially developed by Executive or provided to Executive, and whether embodied in a tangible medium or merely remembered).

          (b)  Executive shall mark all items containing any of the Secrets with prominent confidentiality notices acceptable to the Company. Executive shall neither use nor allow any other person to use any of the Secrets in any way, except for the benefit of the Company and as directed by Executive's supervisor. All material containing or disclosing any portion of the Secrets shall be and remain the property of the Company, shall not be removed from the Company's premises without specific consent from an officer of the Company, and shall be returned to the Company upon the termination of Executive's employment or the earlier request of Executive's supervisor. At such time, Executive shall also assemble all materials in his possession or control which contain any of the Secrets, and promptly deliver such items to the Company.

        3.    Intellectual Properties.

          (a)  All ownership, copyright, patent, trade secrecy and other rights in all works, designs, inventions, ideas, manuals, improvements, discoveries, processes, customer lists or other properties (the "Intellectual Properties") made or conceived by Executive during the term of his/her employment by the Company shall be the rights and property solely of the Company, whether developed independently by Executive or jointly with others, and whether or not developed or conceived during regular working hours or at the Company's facilities, and whether or not the Company uses, registers, or markets the same.

          (b)  In accordance with the Company's policy and RCW 49.44.140 and RCW 49.44.150, this Agreement (other than Subsection 3(c)) does not apply to, and Executive has no obligation to assign to the Company, any invention for which no Company trade secrets and no equipment, supplies, services, or facilities of the Company were used and which was developed entirely on Executive's own time, unless: (i) the invention relates directly to the business of the Company, (ii) the invention relates to actual or demonstrably anticipated research or development work of the Company, or (iii) the invention results from any work performed by Executive for the Company.

          (c)  If and to the extent that Executive makes use, in the course of his employment, of any items or Intellectual Properties previously developed by Executive or developed by Executive outside of the scope of this Agreement, Executive hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such items and Intellectual Properties.

          (d)  Executive will assist the Company as reasonably requested during and after the term of his employment to further evidence and perfect, and to enforce, the Company's rights in and ownership of the Intellectual Properties covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting the Company with applications for patents or copyright or other registrations.

        4.    Authority and Non-Infringement.    Executive warrants that any and all items, technology, and Intellectual Properties of any nature developed or provided by Executive under this Agreement and in any way for or related to the Company will be original to Executive and will not, as provided to the Company or when used and exploited by the Company and its contractors and customers and its and their successors and assigns, infringe in any respect on the rights or property of Executive or any third party. Executive will not, without the prior written approval of the Company, use any equipment, supplies, facilities, or proprietary information of any other party. Executive warrants that Executive is fully authorized to enter into employment with the Company and to perform under this Agreement, without conflicting with any of Executive's other commitments, agreements, understandings or duties, whether to prior employers or otherwise. Executive will indemnify the Company for all losses, claims, and expenses (including reasonable attorneys' fees) arising from any breach of by him/her of this Agreement.

        5.    Remedies.    The harm to the Company from any breach of Executive's obligations under this Agreement may be wholly or partially irreparable, and Executive agrees that such obligations may be enforced by injunctive relief and other appropriate remedies, as well as by damages. If any bond from the Company is required in connection with such enforcement, the parties agree that a reasonable value of such bond shall be $5,000. Any amounts received by Executive or by any other through Executive in breach of this Agreement shall be held in constructive trust for the benefit of the Company.

        6.    Executive Agreement.    In consideration of the obligations undertaken by Executive pursuant to this Agreement, contemporaneously with the execution of this Agreement, Executive and the Company are entering into a Change in Control Agreement (the "Change in Control Agreement"), and each agreement shall be effective only if both agreements have been executed.

        7.    At Will Employment.    Unless and to the extent otherwise agreed by the Company and Executive in a separate written employment agreement, Executive's employment shall be "at will", with either party permitted to terminate the employment at any time, with or without cause. No term of any employment agreement between the Company and Executive shall be construed to conflict with or lessen Executive's obligations under this Agreement.

        8.    Notices.    All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify by written notice and shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or (iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

To the Company:	701 N. 34th Street, Suite 400 Seattle, Washington 98103 Attention: Chief Executive Officer
To Executive:

        9.    Assignment.    Executive's rights and duties hereunder are personal to Executive and are not assignable to others, but Executive's obligations hereunder will bind his/her heirs, successors, and assigns. The Company may assign its rights under this Agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company's assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company's obligations under the Executive Agreement.

        10.    General.    This Agreement constitutes the exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. This Agreement will be governed by the local laws of the State of Washington without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts residing in King County,

Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

CUTTER & BUCK INC.		EXECUTIVE:
By:		Signature
	Frances M. Conley	Printed Name
Its:	Chief Executive Officer

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  EXHIBIT 10.26
  EXHIBIT A
SEVERANCE AGREEMENT (INCLUDING RELEASE)
  EXHIBIT B
DEFINITION OF "CAUSE"
  EXHIBIT C
GENERAL TERMS OF RETENTION INCENTIVE PROGRAM
  EXHIBIT D
CHANGE IN CONTROL AGREEMENT FOR (As amended September 18, 2002)
  EXHIBIT A
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT FOR